Exhibit 99.1

NEWS RELEASE Contact: Susan McRee (210) 293-7901 www.globalscape.com/company/contact.asp

GlobalSCAPE, Inc., Names New Chief Financial Officer

SAN ANTONIO, TEXAS, Tuesday, June 13, 2006 — GlobalSCAPE, Inc., headquartered in San Antonio, Texas, announced today that Mr. Bernard N. Schneider has joined the company as Chief Financial Officer. For the past 14 years, he has served as CFO of Friedrich Air Conditioning Company, which has approximately 600 employees and is also based in San Antonio.

“We are delighted to have an individual of Bernard’s character, talent and experience on our team,” said Randy Poole, President and CEO. “Bernard’s experience will be invaluable to us as we expand our operations in the months and years ahead.”

About GlobalSCAPE

GlobalSCAPE provides secure file management software that enables companies to safely send data over the Internet. GlobalSCAPE’s products guarantee the privacy of critical information such as the transfer of financial data, medical records, customer files, intellectual property, and other sensitive documents. GlobalSCAPE’s file management software ensures compliance with government regulations on protecting information and allows enterprises to reduce IT costs, increase efficiency, track and audit transactions, and automate processes. GlobalSCAPE’s products are used by leading technology, banking, healthcare, and public sector organizations and can be customized to fit various customer needs, creating a variety of solutions. In addition, GlobalSCAPE provides content management and website development tools. Founded in 1996, GlobalSCAPE is the developer of CuteFTP, the most popular file transfer protocol application on the market. GlobalSCAPE is headquartered in San Antonio, TX. For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).